Exhibit 10.8

AMENDMENT NO. 1
to
EXCLUSIVE OPTION AGREEMENT

An Exclusive Option Agreement (“Agreement”), was made between Geovic, Ltd. (“Geovic”), and William A. Buckovic (“WAB”), a U.S. citizen residing at 2153 Castlewood Court, Grand Junction, Colorado 81503 effective as of April 24, 2006 (the “Effective Date”). This Amendment No 1 is made to clarify the intentions and agreements made by the parties as they relate to developments which occurred after the Effective Date, and is made with respect to the following agreed facts:

A.

As of December 1, 2006 Geovic completed a reverse takeover (“RTO”) transaction pursuant to which Geovic became a wholly owned subsidiary of Geovic Mining Corp. (“GMC”), a Delaware corporation identified as “Newco” in the Agreement, and each share of Geovic common stock outstanding immediately before the RTO was exchanged for two shares of GMC common stock;

B.	Geovic became a Cayman Islands corporation and a wholly owned subsidiary of GMC as a result of the RTO.

C.	The rights and obligations of Geovic were undertaken and assumed by GMC under the terms of the RTO;

D.	As a result of the RTO, the option of Geovic to acquire WAB’s shares of GC stock may be exercised by delivery to WAB of the appropriate number of shares of GMC common stock

NOW, THEREFORE, in consideration for the mutual covenants and agreements set forth hereinafter, and other recognized and valuable consideration, the Parties agree to amend the Agreement as follows:

     Articles 1.1 (a) and (b) shall be amended and replaced to provide as follows:

     (a)   WAB grants to Geovic an exclusive and irrevocable option in which Geovic may elect to exchange with WB 139,000 shares of the common stock of GMC or such larger number of shares of GMC as shall have a market value not less that US $149,500 for all GC shares held directly or beneficially by WAB as of the date of exercise of the option, including GC shares to which he may become entitled after the Effective Date through the date of exercise, commencing on the Effective Date of this Agreement and ending on December 31, 2020 at 11:59 p.m. Mountain Standard Time.

     (b)   WAB represents and warrants that all GC shares held directly or beneficially by WAB represent 0.5% of the shares outstanding in GC as of the Effective Date, and that, subject to Article 2.3 of the Agreement, there are no liens, claims or encumbrances on said shares.

     Article 1.2 shall be amended and replaced to provide as follows:

     Exercise of Option. Geovic shall have the right to exercise the option by giving written notice to WAB at any time during the term herein; provided that at the time of exercise WAB is entitled under applicable United States and Canada Securities laws to sell sufficient GMC shares publicly to pay income or other taxes imposed in connection with his disposition of GC stock. WAB shall have the right at any time to demand Geovic to exercise the option contemplated herein within 30 days, provided Geovic does not lose its right to designate membership on the Board of Directors of GC upon the transfer of WAB’s GC stock to Geovic, or this Agreement will terminate 30 days after WAB delivers in writing notification of his request to Geovic to exercise the option. Notwithstanding the foregoing, Geovic and WAB agree that the option will be exercised no later than the commencement date of commercial production at GC’s cobalt-nickel mining project.

     Articles 2.1 and 2.3 shall be amended and replaced to provide as follows:

     Article 2.1 Conditions. WAB shall use good faith efforts to soon cause the following conditions to be satisfied and sustained:

     (a)   WAB must own, retain and be capable of delivering to Geovic, free of all liens and other encumbrances, all GC shares held directly or beneficially by WAB; and

     (b)   Any and all claims resulting from any litigation relating to WAB’s GC share ownership, other than in respect of any implied indebtedness, shall have been or will be settled by WAB to the satisfaction of Geovic.

     Article 2.3 Rights & Obligations. WAB shall retain the voting rights of all GC shares held directly or beneficially by WAB until such time as Geovic exercises its purchase option. Geovic shall assume all implied indebtedness regarding WAB’s 0.5% interest from incorporation of GC until the date that WAB’s GC stock is transferred to Geovic. The 0.5% interest of WAB in GC represented by the shares subject to this Amendment No. 1 shall not be subject to dilution, but shall be subject to all other provisions that may be included in a possible Shareholders Agreement between the GC shareholders. WAB agrees to become a party to any such Shareholder Agreement to which Geovic is a party. During the term hereof, Geovic shall be pay all GC capital increases on behalf of WAB, such that WAB’s 5% interest in GC shall be maintained until the option is exercises or the Agreement expires.

     Entire Agreement; No other changes or modifications. Except as set forth above, all other terms and conditions of the Agreement shall remain in full force and effect. The Agreement, together with Amendment No. 1, constitute the entire agreement between the Parties with respect to subject matter hereof and may not be amended, supplemented, or otherwise modified except by an instrument in writing executed by authorized representatives of both Parties.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of March __, 2010.

/s/ William A. Buckovic
William A. Buckovic                                                          GEOVIC, LTD.

                                                                                            GEOVIC MINING CORP.

                                                                                           By:  /s/ John E. Sherborne, Jr.
                                                                                           Name: John E. Sherborne, Jr.
                                                                                           Title: Chief Executive Officer